EXHIBIT 5

CLAPP & EISENBERG, P.C.
One Newark Center
Newark, New Jersey 07102

                         March  24, 1994


Valley National Bancorp.
1445 Valley Road
Wayne, New Jersey  07470

               Re:  Registration Statement on Form S-8
                    Pursuant to Securities Act of 1933

Dear Sirs:

     We have reviewed the above captioned Registration Statement (the "Registration Statement") to be filed with the Securities and Exchange Commission related to the issuance of 625,000 shares of the common stock, without par value, of Valley National Bancorp. (the "Corporation"), pursuant to the Corporation's Long-Term Stock Incentive Plan. Based upon such investigation as we have deemed necessary, we are of the opinion:

     (1) The Corporation has been duly incorporated and is validly existing under the laws of the State of New Jersey.

     (2) The 625,000 shares of common stock to be offered by the Corporation have been duly authorized and, when issued in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in the Registration Statement.

                              Very truly yours,

                              Clapp & Eisenberg
                              A Professional Corporation


                              By:  /s/
                                   Ronald H. Janis
                                   A Member of the Firm